Filed Pursuant to Rule 433
Registration Nos. 333-145104 and 333-145104-01

$3,500,000,000
Floating Rate Notes Due July 29, 2009
IBM International Group Capital LLC
International Business Machines Corporation
January 24, 2008
Pricing Term Sheet

Issuer	IBM International Group Capital LLC

Guarantor	International Business Machines Corporation

Ratings	A1/A+/A+ (Moody’s/S&P/Fitch)

Format	SEC Registered

Ranking	Senior

Trade Date	January 24, 2008

Settlement Date	January 29, 2008

Size	$3,500,000,000

Maturity	July 29, 2009

Interest Payment Dates	Quarterly on January 29, April 29, July 29 and October 29

First Payment Date	April 29, 2008

Spread to LIBOR	Plus 34 bps

Designated LIBOR page	Reuters Screen LIBOR01 Page

Index Maturity	3 Months

Interest Reset Period	Quarterly

Interest Reset Dates	January 29, April 29, July 29 and October 29

Initial Interest Rate	Three month LIBOR plus 34 bps, determined on the second London banking day prior to January 29, 2008

Price to Public	100.00%

Underwriting Discount	0.10%

Price to Issuer	99.90%

Net Proceeds	$3,496,500,000

Day Count	Actual/360, Modified Following Business Day

Minimum Denomination	$100,000 and increments of $1,000

Bookrunners	Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated

Co-Managers	Barclays Capital Inc.; Bear Stearns & Co. Inc.; BNP Paribas Securities Corp.; Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC

Billing and Delivering	Morgan Stanley & Co. Incorporated

CUSIP	44924E AC4

ISIN	US44924EAC49

Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611, collect to J.P. Morgan Securities Inc. at 212-834-4533, Lehman Brothers Inc. at 1-888-603-5847 or Morgan Stanley & Co. Incorporated at 1-866-718-1649.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by IBM International Group Capital LLC and International Business Machines Corporation on January 24, 2008 relating to their Prospectus dated August 3, 2007.